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                                 EXHIBIT 10.11

                       AGREEMENT BETWEEN THE COMPANY  AND

            G. E. COSTLEY, MADE AND ENTERED INTO AS OF JULY 7, 1994
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                           Leave Of Absence Agreement

         This Agreement (the "Agreement") made and entered into this 1st day of July, 1994, by and between Kellogg Company, a Delaware corporation, and Gary E. Costley, an individual ("Costley"). Kellogg Company, and its subsidiaries, divisions and affiliates are collectively referred to herein as the "Company."

         The purpose of this Agreement is to set forth the arrangements with respect to Costley's resignation as an officer of Kellogg Company, effective July 1, 1994, and related matters. As of that date, Costley is relieved of all of his titles, duties, responsibilities and authority as an officer and otherwise with respect to the Company.

         Except as otherwise provided in this Agreement, for the period beginning July 1, 1994, and continuing through October 31, 1998, Costley will be an employee on a paid leave-of-absence. During Costley's paid leave-of-absence, Costley will receive the salary continuation payments as described herein, but Costley shall not hold any title or position with the Company, and Costley shall have no titles, duties, responsibilities or authority with respect to the Company, its business and/or operations.

         As more fully provided hereinbelow, the salary continuation and supplemental pension payments described herein are in consideration of Costley's release of any and all cause or causes of action he has, has had or may have against the Company and also in consideration of Costley's agreement not to compete.

         Commencing July 1, 1994 and ending December 31, 1994, Costley will receive salary continuation payments equal to $39,583.33 per month. Commencing January 1, 1995 and ending October 31, 1998, Costley shall receive salary continuation payments equal to $18,478.26 per month. The amounts payable to Costley under this Agreement are in lieu of any amounts which may be payable to Costley for termination pay. Prior to July 31, 1994, Kellogg Company will pay to Costley that sum which is equivalent to all unused, earned and accrued vacation of Costley as of July 1, 1994. Costley shall not be entitled to any future vacation pay accruals from and after the date of this Agreement.

         Usual and customary withholding for tax purposes will be withheld from all monthly salary continuation payments through October 31, 1998, and from any other payments made to Costley, to the extent required by law. All tax liability, with respect to any and all payments or services received by Costley under this Agreement (other than employer withholding and employer payroll taxes), will be Costley's responsibility.

         Costley will be eligible to participate in the Second Restated Kellogg Company Salaried Savings and Investment Plan, subject to the terms and provisions thereof, including any amendment or alteration thereof after the date of this Agreement, throughout Costley's paid leave-of-absence. Usual and customary withholding for personal designated deductions, including participation in such Savings Plan, will be withheld throughout Costley's paid leave-of-absence.

         Costley's right to exercise nonqualified stock options that Costley received pursuant to the Kellogg Company 1982 Stock Option Plan and the 1991 Key Employee Long-Term Incentive Plan will be administered in accordance with and be subject to the respective provisions of those Plans, and shall continue so long as Costley is employed by Kellogg Company and for such period of time as provided by such Plans upon Costley's retirement. Costley shall repay to Kellogg Company all sums due under the terms of his existing loans related to stock options, the





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exercise thereof and taxes related thereto, in accordance with his existing loans agreements with Kellogg Company.

         Kellogg Company will continue Costley's coverage under the existing Kellogg Company Executive Survivor Income Plan, based upon Costley's most recent compensation rate of $725,000.

         Costley will be eligible, at Kellogg Company's expense, for outplacement assistance by an outplacement agency mutually agreeable to Costley and Kellogg Company. Arrangements for these services will be coordinated by R.
L. Creviston of Kellogg Company.

         Except as otherwise provided herein, benefits for Costley and his eligible dependents, as outlined in "A Guide To Your Health Care and Pension Benefits" effective April 1, 1990, and under the Executive Income Survivor Plan, subject to the respective terms and provisions thereof, including any amendment or alteration thereof after the date of this Agreement, will be continued for Costley as an employee, and, to the extent provided in such plans, upon Costley's retirement. However, at such time as Costley is eligible for coverage by the health plan of another employer, such health insurance shall be deemed the primary health insurance coverage for Costley and his eligible dependents.

         Price Waterhouse will provide to Costley, at Kellogg Company's expense, for the tax year 1994 only, not to exceed $10,000 in fees and costs of Price Waterhouse, tax preparation and tax counseling services.

         Costley shall and does hereby irrevocably elect to retire upon reaching age 55 and then be eligible for pension benefits through the Kellogg Company Salaried Pension Plan, the Kellogg Company Excess Benefit or Supplemental Retirement Plan (collectively the "Pension Plans"). Pension benefits for which Costley will be eligible will be based upon Costley's highest consecutive three-year earnings during his last ten years of employment with Kellogg Company. Kellogg Company agrees to supplement such pension benefit so as to provide Costley with an annual pension of $250,000 based upon a single-life annuity payout election; provided, however, that no such payments, including such payments as may have accrued under the Pension Plans, shall qualify for lump sum payments to Costley. Years of service for this program will include the period while Costley is on leave-of-absence. At the time Costley elects to begin receiving such benefits, he should contact the Employee Benefits Department of Kellogg Company.

         In further consideration of the foregoing, Costley agrees that, for the respective Restricted Periods (as hereinafter defined), Costley shall not (i) directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation or other business or entity that manufactures, produces, distributes, sells or markets any of the Products (as hereinbelow defined) in the Geographic Area (as hereinafter defined), or (ii) directly or indirectly, permit any business firm which Costley, individually or jointly with others, may own, manage, operate or control, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area. For purposes of this paragraph, the term "Products" shall mean ready-to-eat cereal products, toaster pastries, cereal bars, granola bars, and frozen waffles, and the term "Geographic Area" shall mean any country in the world where Kellogg Company (including any subsidiary, division or affiliate thereof) manufactures, produces, distributes, sells or markets any of the Products at any time during the applicable Restricted Period (as defined below). For purposes of this paragraph, the Restricted Period with respect to ready-to-eat cereal products,






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toaster pastries and cereal bars shall be five (5) years from the date of this
Agreement. For purposes of this paragraph, the Restricted Period with respect to granola bars and frozen waffles shall be two (2) years from the date of this Agreement, provided, however, said Restricted Period shall not apply in the case of granola bars and frozen waffles with respect to a partnership, corporation or other business or entity which is engaged in the granola bar or frozen waffle business if, and only if, total sales throughout the Restricted Period of such products by such partnership, corporation or other business or entity constitute three percent (3%) percent or less of the total sales (unit and dollar volume) of such products in the United States as measured by I.R.I. InfoScan, and provided, further, that Costley is not involved in, does not devote any time to, and does not otherwise consult with or provide any information to any person with respect to any such product or products for the period ending two (2) years from the date of this Agreement.

         As a result of this extension of salary and benefits eligibility, Kellogg Company, its subsidiaries, divisions and affiliates (including the directors, officers and employees of any of them) shall have no further obligations of any kind or nature to Costley, including, without limitation, obligations for any termination, severance or vacation pay, except as specifically provided herein and except as may be provided under Kellogg Company benefit plans in accordance with their terms. Costley agrees not to divulge any confidential or proprietary information regarding the Company as provided in Costley's Confidentiality Agreement with Kellogg Company dated January 16, 1970, and Costley further agrees to and shall immediately return to Kellogg Company all files, documents, correspondence, memoranda, customer and client lists, prospect lists, subscription lists, contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee records, technical processes, designs and design projects, inventions, research projects presentations, proposals, quotations, data, notes, records, photographic slides, chromes, photographs, posters, manuals, brochures, internal publications, books, films, drawings, videos, sketches, plans, outlines, computer disks, computer files, work plans, specifications, credit cards, keys (including elevator, pass, building and door keys), identification cards, equipment, supplies and any other documents, writings and materials that Costley came to possess or otherwise acquire as a result of and/or in connection with Costley's employment with Kellogg Company or any of its subsidiaries, divisions and affiliates. Costley may keep the computer, third-party computer software, and facsimile machine in his possession which were previously provided to him by Kellogg Company. Costley agrees to conduct himself in a manner that reflects positively on the Company. Similarly, the Company agrees to conduct itself in a manner that reflects positively on Costley. Nothing contained in this Agreement, nor any actions taken by Kellogg Company, its subsidiaries, divisions and/or affiliates (including the directors, officers and employees of any of them) constitute any admission of fault, liability or wrongdoing of any kind, and Kellogg Company, its subsidiaries, divisions and affiliates (including the directors, officers and employees of any of them) each specifically denies any liability to Costley on any theory.

         It is understood that the monthly salary continuation payments as provided in this Agreement shall continue to be made to Costley through October 31, 1998, whether or not Costley secures new employment. For purposes of this Agreement, Costley will be deemed to have secured new employment upon being employed by another company and becoming eligible for coverage under the health plan of that company, whereupon such company's health coverage shall be and be deemed to be the primary health coverage for Costley and his eligible dependents. Costley will not be deemed to have secured new employment as a result of business activities or services rendered by Costley to others on a part-time basis or otherwise as an independent contractor; provided, however, that nothing herein shall release Costley of Costley's obligation hereunder not to render such activities or services in connection with the manufacture, production, distribution, sale or marketing the Products in the Geographical Area, as above provided.





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         Costley hereby acknowledges and agrees that these arrangements set forth the sole and entire obligations of Kellogg Company, its subsidiaries, divisions and affiliates (including the directors, officers and employees of any of them) to Costley. Costley's signature in the space below shall conclusively evidence his acceptance of the terms set forth herein. Costley hereby resigns all of his titles, offices and positions with Kellogg Company and its subsidiaries, divisions and affiliates, effective July 1, 1994. Costley's signature also releases, remises and discharges Kellogg Company, its subsidiaries, divisions and affiliates (including the directors, officers and employees of any of them), fully, absolutely and unconditionally, of and from any and all claims, demands, actions, cause or causes of action, known or unknown, which Costley has, has had or may have against any of them, including, but not limited to, the Age Discrimination in Employment Act, from the beginning of time to the day and date of these presents, except for matters arising under or contemplated by this Agreement. Execution on behalf of Kellogg Company releases, remises and discharges Costley fully, absolutely and unconditionally, of and from any and all claims, demands, actions, cause or causes of action, known or unknown, which Kellogg Company, its subsidiaries, divisions and affiliates has, has had or may have against him, from the beginning of time to the day and date of these presents, except for matters arising under or contemplated by this Agreement.

         This Agreement shall be construed and interpreted under the laws of the State of Michigan, including conflict of laws. It is agreed that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement or the breach thereof shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

         Costley acknowledges that he has reviewed this Agreement with his own independent counsel of his choosing and has been advised by such counsel with respect thereto.

         For purposes of any construction or interpretation of this Agreement, all terms and provisions thereof shall be deemed to have been mutually drafted by both of the parties.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and date first above written in Battle Creek, Michigan.


Kellogg Company


By:  s/Richard M. Clark                    s/ Gary E. Costley
     ---------------------------           ----------------------
Richard M. Clark                           Gary E. Costley,
Senior Vice President,                     an individual 7/7/94
General Counsel and
Secretary

Approved as to form:                       Approved as to form:

s/ Frederick P. Furth                      s/Daniel R. Shulman
- -------------------------------            ---------------------------
Frederick P. Furth,                        Daniel R. Shulman,
Counsel to                                 Counsel to
Kellogg Company                            Gary E. Costley





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